                                                                     Exhibit 11


                         Merchants Capital Corporation
                       Computation of Earnings Per Share


                                           December 31,
                                        1996         1995
                                     ----------   ----------
Net income for primary
   earnings per share                $2,626,273   $2,204,602
                                     ==========   ==========

Net income for fully
   diluted earnings per
   share                             $2,626,273   $2,204,602
                                     ==========   ==========



Weighted average shares
   outstanding for primary
   earnings per share                   707,516      707,516

Weighted average shares
   outstanding for fully
   diluted earnings per
   share                                707,516      707,516

Primary earnings per share           $     3.71   $     3.12

Fully diluted earnings per share     $     3.71   $     3.12